Exhibit (a)(1)(G)

NEWS RELEASE

Contact:

CONMED Corporation

Robert Shallish

Chief Financial Officer

315-624-3206

CONMED Corporation Completes Tender Offer for All Outstanding Shares of Viking Systems, Inc.

Utica, New York, September 24, 2012—CONMED Corporation (Nasdaq: CNMD) (“CONMED”) today announced the successful completion of the tender offer by its wholly-owned subsidiary, Arrow Merger Corporation (“Merger Sub”), for all of the outstanding shares of common stock of Viking Systems, Inc. (OTCBB: VKNG) (OTCQB: VKNG) (“Viking”) at a price of $0.27 per share, net to the seller in cash (less any required withholding taxes and without interest). U.S. Bank National Association, the depositary for the tender offer, has advised CONMED that, as of 12:00 midnight, New York City time, on September 21, 2012, the expiration of the tender offer, approximately 64,358,946 shares were validly tendered and not withdrawn in the tender offer, representing approximately 83.59% of Viking’s currently outstanding shares (including 934,194 shares delivered through Notices of Guaranteed Delivery, representing approximately 1.21% of the shares outstanding). CONMED has accepted for payment all shares validly tendered and not withdrawn and will promptly pay for such shares.

Merger Sub will acquire all of the remaining outstanding shares of Viking common stock by means of a merger under Delaware law. As a result of the purchase of shares in the tender offer, Merger Sub has sufficient voting power to approve the merger without the affirmative vote of any other Viking stockholder. In order to accomplish the merger as a “short-form” merger, Merger Sub currently intends to exercise its “top-up” option pursuant to the merger agreement, which permits Merger Sub to purchase additional shares of common stock of Viking directly from Viking for $0.27 per share (the same purchase price paid in the offer). Following the merger, Viking will become a wholly-owned subsidiary of CONMED, and each share of Viking’s outstanding common stock will be cancelled and converted into the right to receive the same consideration, without interest, received by holders who tendered in the tender offer.

About CONMED Corporation

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and patient monitoring. Its products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,400 employees distribute its products worldwide from several manufacturing locations.

About Viking Systems, Inc.

Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery. It actively markets and sells the only stand alone, FDA cleared, cost-effective 3D system for use in minimally invasive laparoscopic surgery. Viking provides surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of CONMED and Viking. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or expectation of the companies’ and members of their senior management team. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases, or can state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements can include, without limitation: prospective performance and opportunities and the outlook for the companies’ businesses; the ability of CONMED to advance Viking’s product lines; the expected timing of the completion of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Viking stockholders and other investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; the possibility that various closing conditions for the transactions may not be satisfied or waived; the effects of the transactions on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the companies, and the companies assume no obligation to update any such forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

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